                                                                      EXHIBIT 1.

                           STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated July 10, 2000, among Webhire, Inc., a Delaware corporation (the "Company"), Korn/Ferry International, a Delaware corporation ("KFI"), SOFTBANK Capital Partners LP ("Softbank"), GMN Investors II, L.P. ("Gemini"), Aventine International Fund and Bricoleur Partners II, L.P. (together "Bricoleur" and, together with Gemini, the "Financial Investors" and, together with KFI, Softbank and Gemini the "Investors").

     1.   Purchase and Sale
          -----------------

     (a) Upon the terms and subject to the conditions of this Agreement, the Investors will severally purchase, and the Company will issue and sell to the Investors, 6,808,512 newly issued shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), for a purchase price of $2.35 per share on the third business day following the date on which the conditions under Sections 4(c) and 5(c) have been satisfied, or such other date as the parties may mutually agree (the "Closing Date"). A list of the Investors and their several purchase obligations is set forth on Schedule 1(a).

     (b) On the Closing Date, the Company shall deliver to the Investors stock certificates representing the Shares against payment to the Company by wire transfer of the aggregate purchase price of $16,000,003.40 to an account designated by the Company.

     2.   Representations and Covenants of the Company
          --------------------------------------------

     The Company represents and warrants to, and covenants and agrees with, the Investors as follows:

     (a)  Organization and Authorization.  The Company is a corporation duly
          ------------------------------
          organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to carry on its business as presently conducted. The Company is duly qualified in good standing to do business in Massachusetts, and there is no other jurisdiction in which the failure to so qualify would have a material adverse effect on its business or operations. All actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the other agreements and instruments contemplated hereby have been taken, and this Agreement constitutes and the other agreements and instruments will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or offering creditors' rights and to general equity principles.

     (b)  Capitalization.  As of the date hereof, the Company has an authorized
          --------------
          capital stock consisting of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of July 5, 2000, there were 14,613,622 shares of Common Stock, options for 2,388,150 shares of Common Stock, warrants for 199,218 shares of Common Stock and no shares of preferred stock outstanding. Except as set forth above or on Schedule 2(b), there are no options, warrants or commitments of any kind relating to the capital stock of the Company, including any preemptive or other rights to purchase the Shares, other than the preemptive rights previously granted to Softbank and stock options issued in the ordinary course of business.

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     (c)  The Shares.  When issued and delivered in accordance with the terms of
          ----------
          this Agreement, the Shares will be duly and validly authorized and issued, fully paid and non-assessable.

     (d)  Exchange Act Reports.  The Company's reports on Form 10-K for the
          --------------------
          fiscal year ended September 30, 1999, Forms 10-Q for the quarters ended December 31, 1999 and March 31, 2000, and proxy statement for the stockholders meeting on March 15, 2000, complied with the requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and did not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e)  Financial Statements.  The audited consolidated balance sheets of the
          --------------------
          Company as of September 30, 1998 and 1999, and the unaudited consolidated balance sheet as of March 31, 2000, and the related statements of earnings for each of the fiscal periods then ended, fairly present the financial position of the Company as of such dates and the results of its operations for the periods then ended in accordance with U.S. generally accepted accounting principles applied on a consistent basis, subject in the case of the interim financial statements to normal year-end adjustments and the absence of footnotes. Since March 31, 2000 and other than reductions in the Company's cash balances as a result of operating losses, there has not been any material adverse change in the financial position or the earnings or operations of the Company that has not been publicly disclosed or disclosed to the Investors.

     (f)  Intellectual Property. To the best of the Company's knowledge, the
          ---------------------
          Company has the valid and enforceable right to use each of the material patents, trademarks, trade names and copyrights used by the Company in the conduct of its business and such use in the conduct of its business does not conflict with valid rights of others.

     (g)  Compliance.  To the best of the Company's knowledge, the Company (i)
          ----------
          has complied in all material respects with all material federal, state, local and foreign laws, regulations and orders applicable to its business, and (ii) has obtained all federal, state, local and foreign governmental licenses, registrations and permits necessary for the conduct of its business, and such licenses, registrations and permits are in full force and effect.

     (h)  No Conflict.  The execution and delivery of this Agreement and the
          -----------
          performance of the Company's obligations hereunder will not (i) violate or be in conflict with provisions of any law, rule or regulation, any order, judgment or award of any court or other agency of government or arbitrator, or any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any indenture, lease or other material agreement or instrument to which the Company is a party or by which it or any of its properties is bound, or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any of its properties or assets.

     (i)  No Consents.  Assuming the accuracy of the Investors' representations
          -----------
          and warranties in Section 3(d), no consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity on the part of the Company is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for obtaining shareholder approval.

     (j)  Litigation.  Except as previously disclosed to the Investors, there is
          ----------
          no litigation or proceeding pending or, to the best of the Company's knowledge, threatened against the Company or its properties or business, which is

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          likely to have a material adverse effect on the financial condition, business or operations of the Company, or which seeks to prevent the consummation of the transactions contemplated by this Agreement.

     (k)  Finders.  There is no investment banker, broker, finder, consultant or
          -------
          other intermediary that has been retained by, or is authorized to act on behalf of, the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement other than fees which may be due to U.S. Bancorp Piper Jaffray Inc., which will be paid by the Company.

     (l)  Listing.  The Shares to be issued to the Investors pursuant to this
          -------
          Agreement will be approved for listing on the Nasdaq National Market on or prior to the Closing Date.

     (m)  Proxy Statement.  The information contained in the proxy statement
          ---------------
          delivered to shareholders of the Company pursuant to Section 8 will comply with the requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.   Representations of the Investors
          --------------------------------

     Each of the Investors represents and warrants to the Company as follows:

     (a)  Organization.  The Investor is a corporation or partnership duly
          ------------
          organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with full power and authority to enter into and perform this Agreement.

     (b)  No Consents.  No consent, approval or authorization of or declaration
          -----------
          or filing with any governmental authority or other person or entity on the part of the Investor is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (c)  Finders.  There is no investment banker, broker, finder, consultant or
          -------
          other intermediary that has been retained by, or is authorized to act on behalf of, the Investor who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement. Other than the fees which may be due to Credit Suisse First Boston, which will be paid by KFI.

     (d)  Investment.  The Investor is an "accredited investor" within the
          ----------
          meaning of Regulation D under the Securities Act of 1933 (the "1933 Act"), and is acquiring the Shares for its own account for investment and not with a view to resale or distribution.

     (e)  Access to Information.  The Investor has received all the information
          ---------------------
          it requested from the Company in determining whether to purchase the Shares. It has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the terms of the transactions contemplated by the Agreement and the business, properties, prospects and final condition of the Company.

     4.   Conditions to Obligations of the Investors
          ------------------------------------------

     The obligations of the Investors to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions (but not (c) or (d) in the case of Section 6):

     (a) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which

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          shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.

     (b) All representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time, and the Company shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     (c) The Company shall have obtained shareholder approval of the issuance of the Shares pursuant to this Agreement.

     (d) The Investors shall have received from McDermott, Will & Emery, counsel to the Company, an opinion, dated as of the Closing Date, addressed to the Investors in the form attached hereto as Exhibit 4.

     (e) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement, and all instruments and other documents relating to such transactions, shall be reasonably satisfactory in form and substance to Sullivan & Cromwell, counsel to KFI, and the Investors shall have been furnished with such instruments and documents as such counsel shall have reasonably requested.

     (f) In addition, the obligation of KFI to convert its bridge promissory note and otherwise acquire shares pursuant to this Agreement shall be subject to the Company receiving at least $7 million from the issuance of shares to the other Investors pursuant to the Agreement.

     5.   Conditions to Obligations of the Company
          ----------------------------------------

     The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.

     (b) All representations and warranties of the Investors contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time, and the Investors shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

     (c) The Company shall have obtained shareholder approval of the issuance of the Shares pursuant to this Agreement.

     6.   Bridge Loan
          -----------

     Within five (5) business days following execution of this Agreement and thereafter until the Closing Date, KFI and Softbank shall severally lend to the Company, pro rata based on the number of Shares set forth opposite their names on Schedule 1(a), up to an aggregate of $6 million, as required by the Company, upon the terms and conditions set forth in the form bridge promissory note attached hereto as Exhibit 6.

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     7.   Cross-Promotion Agreement
          -------------------------

     The Company and KFI shall enter into a Cross-Promotion Agreement prior to the Closing Date that will contain the following terms:

     (a) KFI will be the exclusive top-tier executive search firm to whom the Company refers clients for search services.

     (b) KFI and the Company will commit to cross-promotional activities for each other's services.

     (c) KFI and the Company will explore opportunities to jointly develop and cross-license technologies.

     The Company and KFI agree to negotiate such agreement in good faith following the execution of this Agreement.

     8.   Shareholder Approval
          --------------------

     The Company shall hold a shareholder meeting to approve the issuance of the Shares pursuant to this Agreement as promptly as possible following the execution of this Agreement and use its best efforts to solicit such approval. The Company shall also use its best efforts to take all other actions and obtain all other consents or waivers necessary to enable it to consummate the transactions contemplated by this Agreement as promptly as possible following the execution of this Agreement, including ensuring that no state takeover law or anti-takeover provision of the Company is applicable to the transactions contemplated by this Agreement.

          In that regard, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") and all other appropriate governmental agencies a proxy statement and all other documents or amendments thereto required or necessary to solicit shareholder approval of the issuance of the Shares pursuant to this Agreement. The Company shall provide the Investors with an opportunity to review and comment on such documents and amendments and correspondence to and from the SEC.

     The Company shall recommend to its shareholders that they approve the issuance of the Shares pursuant to this Agreement.

          From the date of this Agreement until the earlier of the issuance of the Shares to the Investors pursuant to this Agreement or the termination of this Agreement, the Company shall not solicit or negotiate any proposal, disclosure or communication to the Company of any takeover proposal which would preclude the consummation of the transactions contemplated hereby or any alternative transaction to the transactions contemplated by this Agreement. The Company shall promptly notify the Investors of any such actions taken by third parties.

     Softbank agrees to vote all its shares of Common Stock of the Company in favor of the transactions contemplated by this Agreement.

     The obligations of the Company and Softbank set forth in this Section 8 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company by any third party of any takeover proposal or any alternative transaction to the transactions contemplated by this Agreement.

     9.   Board of Directors
          ------------------

     KFI shall be entitled to appoint one member of the Company's Board of Directors on the Closing Date, which shall, as of the Closing Date, consist of six or seven directors including the director approved by KFI. For so long as it owns at least 5% of the Company's outstanding Common Stock, KFI shall be entitled to nominate one director each time the class of directors in which its representative serves is subject to election. The KFI director shall have access to any information available to any other director, unless counsel for the Company reasonably determines that such access is likely to waive the Company's attorney-client privilege or result in a breach of the Board's fiduciary duties. The Company shall reimburse all reasonable

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expenses incurred by the KFI director relating to attendance at Board and Board committee meetings and other activities on behalf of the Company.

     10. Right of First Negotiation
         --------------------------

     So long as KFI owns at least 5% of the outstanding Common Stock, KFI will be entitled to notice (which shall set forth all material information) and have a right of first negotiation for a period of 10 business days following such notice in the event that the Company proposes to (i) sell equity securities of the Company in, or agree to, a transaction that would result in a person (other than Softbank) owning 20% or more of the Company's fully diluted share capital after the issue, (ii) sell all or substantially all of its assets to a third party, or (iii) merge with a third party if the Company will not be the surviving person and the holders of the Company's outstanding voting securities immediately prior to such merger hold less than a majority of the outstanding voting securities of the surviving entity.

     In the event that the Company receives an unsolicited offer for a transaction subject to this Section 10 and the Company determines to consider that offer or other similar transactions, the Company shall send KFI the written notice specified above promptly after having made its determination to consider a transaction, and during the negotiation period shall (i) negotiate with KFI in good faith regarding such unsolicited offer or any offer made by KFI with respect to a similar transaction and (ii) shall not negotiate or enter into any agreement with, provide any information to or solicit any offer from any third party other than KFI. In addition, the Company shall be free to accept or reject any offers made by KFI during the negotiation period in the sole discretion of its Board of Directors or a committee thereof. Any KFI representative on the Company's Board of Directors shall be recused from any discussions or decisions regarding the Company's negotiations with KFI hereunder. In furtherance of the foregoing, the Company shall not be deemed to be in breach of this Section 10 if it subsequently accepts an offer which is equivalent to, or less favorable to the Company and its shareholders than, an offer made by KFI during the negotiation period.

     11. Transfer
         --------

     (a) Transfer Restrictions.  The Investors will not make any disposition of
         ---------------------
         any of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 11(a),and:

         (i) (There is then in effect a registration statement under the 1933 Act hereof covering such proposed disposition and such disposition is made in accordance with such registration statement; or

         (ii) ((A) The Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration under the 1933 Act;

provided, however, the conditions in clause (i) and (ii) of this Section (a)
--------  -------
shall not apply to any transfer by the Investor to any entity that controls, is controlled by, or under common control with, the Investor and is not an operating company.

     (b) Legend. Each Investor understands that the certificates evidencing the
         ------
         Shares may bear the following legend:

     "These securities have not been registered under the Securities Act of 1933, as amended. Except as otherwise provided in the Stock Purchase Agreement, dated July 10, 2000, they may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required."

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     12.  Registration Rights
          -------------------

     (a)  Demand Registration.  Commencing one year after the Closing Date, the
          -------------------
          holders (other than the Financial Investors) of at least 30% of the Shares held by Investors other than the Financial Investors may make up to two requests, in writing, that the Company use its best efforts to effect, as expeditiously as possible, the registration of any or all of the Shares then held by such Investors on a registration statement on Form S-3 (or any successor form); provided, however, that
                                                         --------  -------
          the Company shall only be obligated to effect two such registrations under this Section 12(a).

     (b)  Financial Investor Registration. The Company shall:
          -------------------------------

               (i) subject to receipt of necessary information from the Financial Investors, prepare and file with the Securities and Exchange Commission (the "SEC"), as soon as practicable, but in no event later than thirty (30) days after the Closing Date, a registration statement on Form S-3 (the "Financial Investor Registration Statement") to enable the resale of the Shares purchased by the Financial Investors from time to time through the automated quotation system of the Nasdaq Stock Market or in privately-negotiated transactions;

               (ii) use its reasonable best efforts, subject to receipt of necessary information from the Financial Investors, to cause the Financial Investor Registration Statement to become effective as soon as practicable, but in no event later than ninety (90) days after the Financial Investor Registration Statement is filed by the Company; and

               (iii) use its reasonable efforts to prepare and file with the SEC such amendments and supplements to the Financial Investor Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Financial Investor Registration Statement current and effective for a period not exceeding with respect to each Financial Investor's Shares purchased hereunder, the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which such Financial Investor may sell all Shares then held by such Financial Investor without restriction by the volume limitations of Rule 144(e) of the Securities Act or (iii) such time as all Shares purchased by such Financial Investors under this Agreement have been sold pursuant to a registration statement or otherwise transferred.

     (c) The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a registration pursuant to Section 12(a) or Section 12(b) if the Company's board of directors determines that such registration could reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction. The Company shall not be obligated to effect any registration under Section 12(a) within 90 days after the completion of any underwritten public offering of its stock.

     (d)  "Piggy-Back" Registration.  If the Company prepares to file a
          -------------------------
          registration statement under the 1933 Act in connection with the public offering of the Company's common equity securities (including any registration for other shareholders) the Company shall so notify the Investors (other than the Financial Investors) and such Investors may have any or all of its Shares so included in such registration. Notwithstanding any other provision of this Section 12(d), if the representative of the underwriters managing such offering advises the Company in writing that the number of shares of Common Stock proposed to be sold in any such offering or sale is greater than the

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          number of shares which the representative believes feasible to sell at that time at the price and upon the terms approved by the Company, there shall be included in such registration and underwriting (i) first, the number of securities proposed to be sold by the Company and
          (ii) second, the number of shares to be included in the registration and underwriting by selling stockholders on a pro rata basis based upon the number of shares that each of such stockholders desires to register.

     (e)  Expenses of Registration.  Except for underwriting discounts and
          ------------------------
          commissions applicable to the Investors' Shares, the Company shall be responsible for all expenses in connection with any registration of Shares hereunder (other than underwriting discounts and commissions), including, without limitation, all registration, filing, qualification, printers and accounting expenses, and fees and disbursements of both counsel for the Company and counsel for the Investors.

     (f)  Indemnification.  With respect to any registration pursuant to this
          ---------------
          Section 12, the Company will provide customary indemnification for the Investors and any underwriter of Shares sold by the Investors (and any of their directors, officers and controlling persons) and the Investor's right to participate in any underwritten offering will be subject to its execution of a customary underwriting agreement.

     (g)  Assignment of Registration Rights.  The rights pursuant to this
          ---------------------------------
          Section 12 may be assigned by an Investor together with any transfer of Shares, provided the transfer complies with the applicable terms of this Agreement. As used in this Section 12, the term Investor includes any such assignee.

     (h)  Restrictions on Sales.  During the period beginning 10 days prior to
          ---------------------
          and ending 90 days after the effective date of a registration statement of the Company filed under the 1933 Act and relating to an underwritten offering by the Company, KFI shall not, to the extent requested by the Company and any managing underwriter of such offering, directly or indirectly, sell, offer or contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to its affiliates or pursuant to gifts to donees who agree to be similarly bound) and Shares at any time during such period except Shares covered by such registration statement.

     13.  Preemptive Rights
          -----------------

     For so long as KFI holds 5% or more of the Company's outstanding common stock, the Company will give KFI notice each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (other than in a transaction exempt from this Section 13 in the following paragraph). Within 30 days of receiving such notice, KFI may agree to purchase or obtain, at the same price and on the same terms as such offer, up to that portion of such securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by KFI bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities then outstanding).

     The preemptive rights in this Section 13 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to a stock option or grant plan or similar benefit program or arrangement approved by the Board of Directors, (ii) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iii) to the issuance of securities upon the exercise of warrants or options or pursuant to the conversion or exercise of convertible securities outstanding on the date thereof, (iv) as a result of any reclassification, stock split or stock dividend on Shares outstanding on the date thereof, (v) to the issuance of securities to a

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strategic partner other than a KFI Competitor (as defined below) or Jobtrak
Corporation, (vi) to a lender in connection with credit arrangements, financing or similar transactions or (vii) in connection with an underwritten offering. For purposes of this Agreement, KFI Competitor shall mean any of: Egon Zehnder, Heidrick & Struggles, TMP Worldwide, Russell Reynolds Assoc. and Spencer Stuart and any other top tier firm that is similarly a significant competitor of KFI in retained executive search services that is added to such list by KFI in writing and is consented to by the Company, which consent shall not be unreasonably withheld.

     14.  Standstill Agreement
          --------------------

     KFI and its affiliates shall not, directly or indirectly, (a) acquire beneficial ownership of any Common Stock of the Company or securities convertible into or exchangeable for Common Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders generally), or (b) authorize or make a tender, exchange or other offer that would result in such an acquisition, if the effect of such acquisition would be to increase KFI's ownership to a level above 30% of the outstanding Common Stock (other than as a result of the exercise of preemptive rights under Section 13). KFI further agrees that, except by virtue of its representation on the Board of Directors of the Company: (a) it will not act, alone or in concert with others, to seek to affect or influence the Board of Directors or the control of the management of the Company or the businesses, operations, affairs, financial matters or policies of the Company, (b) it will not initiate or propose any stockholder proposal or action or make, or in any way participate in or encourage, directly or indirectly, any "solicitation" of "proxies" to vote or written consents, or seek to influence any person or entity with respect to the voting of or consenting with respect any of the Company's voting securities, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as in effect on the date hereof) in any election contest with respect to the election or removal of any of the Company's directors or in opposition to the recommendation of the majority of the directors of the Company with respect to any other matter; or
(c) join a partnership, limited partnership, syndicate or other group, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, with any person other than an affiliate of KFI for the purpose of acquiring, holding, voting or disposing of the Company's voting securities.

     The provisions of this Section 14 shall not limit KFI's ability to negotiate with the Company pursuant to Section 10. In addition, in the event that the Board of Directors of the Company shall approve or recommend a transaction described in clauses (i) through (iii) of Section 10 with a party other than KFI, then KFI shall be permitted to make and consummate a competing transaction proposal to or with the Company, its Board of Directors or its shareholders; provided, however, that the Company shall have no obligations to KFI to accept or consider such proposal.

     15.  Confidentiality
          ---------------

     Each Investor will treat and hold as confidential any and all information relating to the business and affairs of the Company furnished to it pursuant to this Agreement and not generally known or available to the public (other than as a result of breach of this Agreement) and shall refrain from using any of such information or trading in the Company's securities on the basis thereof except in connection with this Agreement or as compelled by judicial or administrative process or by requirement of law. Each Investor acknowledges that the Company would be irreparably damaged if such confidential information were disclosed to or utilized by or on behalf of persons other than the Investors, the Company or their respective affiliates.

     16.  Miscellaneous
          -------------

     (a)  Fees and Expenses.  The Company shall pay its own expenses incurred in
          -----------------
          connection with its execution, delivery and performance of this Agreement, including the reasonable fees and expenses of KFI's counsel.

     (b)  Survival and Termination.  All representations and warranties made
          ------------------------
          herein shall survive for two years after the Closing Date and shall continue in full force and effect after delivery of and payment for the Shares. All covenants and agreements herein shall survive until the earlier of five years after the Closing Date or when KFI ceases to hold at least 5% of the Company's outstanding Common Stock; provided,
                                                                      --------
          however, the covenants in Sections 8, 10, 13 and 14 shall terminate
          -------
          upon the sale of all or substantially all of the assets or outstanding capital stock of the Company or any merger or reorganization including the Company and as a result of which the holders of the Company's outstanding Common Stock immediately prior to such transaction do not hold at least a majority of the outstanding voting securities in the entity surviving such transaction.

     (c)  Modification and Waiver.  No amendment or modification of the terms or
          -----------------------
          provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     (d)  Entire Agreement.  This Agreement sets forth the entire understanding
          ----------------
          of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding such subject matter are merged into and superseded by this Agreement; provided, however, that this Agreement shall not be deemed to supercede the prior purchase agreement between the Company and Softbank, which remains in effect.

     (e)  Severability.  In case any provision in this Agreement shall be
          ------------
          invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (f)  Notices.  All notices, consents or other communications hereunder
          -------
          shall be in writing, and shall be deemed to have been duly given and delivered when delivered by hand, or when mailed by registered or certified mail, return receipt requested, postage prepaid, or when received via telecopy or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below:

     If to KFI:

               Korn/Ferry International
               1800 Century Park East
               Los Angeles, CA 90067
               Attention:  Chief Financial Officer

               Telephone:  (310) 226-2613
               Facsimile:  (310) 553-8640

          with a copy to:

               Sullivan & Cromwell
               1888 Century Park East, Suite 2100
               Los Angeles, CA 90067
               Attention:  Steven B. Stokdyk, Esq.

               Telephone:  (310) 712-6624
               Facsimile:  (310) 712-8800

     If to Softbank:

               1188 Centre Street
               Newton, MA  02459
               Attention:  Charles R. Lax

               Telephone:  (617) 928-9300
               Facsimile:  (617) 928-9301

     If to Gemini:

               c/o Gemini Investors LLC
               20 William Street
               Wellesley, MA  02481
               Attention:  Jeff Newton

               Telephone:  (781) 237-7001
               Facsimile:  (781) 237-7233

     If to Bricoleur:

               8910 University Center Lane #570
               San Diego, CA  92122
               Attention:  Dan Wimsatt

               Telephone:  (858) 597-1708
               Facsimile:  (858) 597-9843

     If to the Company:

               Webhire, Inc.
               91 Hartwell Avenue
               Lexington, MA 02421
               Attention:  President

               Telephone:  (781) 869-5000
               Facsimile:  (781) 869-5060

          with a copy to:

               McDermott, Will & Emery
               28 State Street
               Boston, MA 02109
               Attention:  John J. Egan, P.C.

               Telephone:  (617) 535-4040
               Facsimile:  (617) 535-3800

or such other address as either party shall have designated by notice in writing to the other party given in the manner provided by this Section.

     (g)  Publicity.  Until six months following the Closing Date, the
          ---------
          Investors' and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to approval by the other party, which will not be unreasonably withheld except as may be required by law.

     (h)  No Implied Rights.  Nothing herein express or implied, is intended to
          -----------------
          or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their affiliates, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     (i)  Assignment.  This Agreement may not be assigned by either party
          ----------
          without the prior written consent of the other party except by KFI to an affiliate provided the assignee agrees to be bound by the terms of this Agreement as though named as an original party hereto.

     (j)  Governing Law.  This Agreement shall be governed by and construed in
          -------------
          accordance with the laws of the State of New York.

     (k)  Counterparts.  This Agreement may be executed in one or more
          ------------
          counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         WEBHIRE, INC.

                         By:  /s/ Martin J. Fahey
                              ---------------------------------------


                         KORN/FERRY INTERNATIONAL

                         By:  /s/ Elizabeth S.C.S. Murray
                              ---------------------------------------


                         SOFTBANK CAPITAL PARTNERS LP

                         By:  /s/ Charles R. Lax
                              ---------------------------------------


                         GMN INVESTORS II, L.P.

                         By:  /s/ James J. Goodman
                              ---------------------------------------


                         AVENTINE INTERNATIONAL FUND

                         By:  /s/ Daniel P. Wimsatt
                              ---------------------------------------


                         BRICOLEUR PARTNERS II, L.P

                         By:  /s/ Daniel P. Wimsatt
                              ---------------------------------------

                                 Schedule 1(a)
                                 -------------


                                 Purchase Price    Shares
                                 --------------   ---------
Korn/Ferry International         $ 8,000,001.60   3,404,256
SOFTBANK Capital
     Partners LP                   4,000,000.80   1,702,128
GMN Investors II, L.P.             2,000,000.40     851,064
Aventine International Fund        1,011,675.20     430,500
Bricoleur Partners II, L.P.          988,325.40     420,564
                                 --------------   ---------
Total                            $16,000,003.40   6,808,512

                                 Schedule 2(b)
                                 -------------

     Pursuant to the terms of the Yahoo! Inc. and Webhire, Inc. Services Agreement, dated as of June 3, 1999, by and between Yahoo! Inc. ("Yahoo") and the Company (the "Yahoo Agreement"), in the event the Yahoo Agreement is renewed for an additional year, the Company is obligated to issue to Yahoo a warrant to purchase an aggregate of up to one percent (1%) of the total number of outstanding shares of the Company's Common Stock as of June 3, 2000 at an exercise price equal to the average closing price of the Company's Common Stock for the thirty (30) trading days prior to June 3, 2000. The Company has served Yahoo with notice of its intention to renew the Yahoo Agreement; however, the Company and Yahoo are presently negotiating revisions to the Yahoo Agreement which, if implemented, will eliminate the requirement of issuing an additional warrant to Yahoo.